FIRST AMENDMENT TO ADVISORY AGREEMENT

WHEREAS, Schwartz Investment Trust, an Ohio business trust (the “Trust”), on behalf of the Ave Maria World Equity Fund (the “Fund”), and Schwartz Investment Counsel, Inc., a Michigan corporation (the “Adviser”), have entered into a First Amendment dated as of May 1, 2022 to the Advisory Agreement, dated as of April 23, 2010 (the “Agreement”);

WHEREAS, the parties agree to amend the Agreement;

NOW, THEREFORE, effective May 1, 2022, the Trust, on behalf of the Fund, and the Adviser, agree to amend the Agreement as follows:

1.	The first paragraph of Section 10 of the Agreement is hereby amended to read as follows:

10. Fees for Services. For all of the services to be rendered and payments made as provided in this Agreement, the Fund will pay the Adviser a fee, computed and accrued daily and paid quarterly, at the annual rate of 0.75% of the Fund’s average daily net assets.

2.	Excepted as amended hereby, the Agreement shall remain in full force and effect.

Executed this 1st day of May 2022.

SCHWARTZ INVESTMENT COUNSEL, INC.

By:	/s/ George P. Schwartz
George P. Schwartz
Chairman and Chief Executive Officer

SCHWARTZ INVESTMENT TRUST

By:	/s/ George P. Schwartz
George P. Schwartz
Chairman and President